Exhibit 99.1

Atlanta, Georgia

August 10, 2010

Symbol:  CGL.A

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle’s, Inc. Announces Results for the First Quarter Ended July 3, 2010

Cagle’s, Inc. (CGL.A) reported net income of $3.5 million or $0.75 per share for the first quarter of fiscal year 2011 compared to net income of $1.3 million or $0.28 per share for the first quarter of fiscal year 2010.

Revenues for the first quarter were $78.6 million up 0.7% reflecting a decrease in pounds sold of 3.1% and an increase in sales price for poultry of $0.013 per pound as compared to the same period of fiscal 2010. Quoted market prices for products for the first quarter of fiscal 2011 versus the same period last year were mostly down with the exception of boneless breast which increased 9.1%, and breast tenders which increased 7.7%. Wing markets decreased 11%, drums decreased 17%, leg quarters were 19% lower, and whole birds without giblets were quoted 7.3% higher.

Cost of sales for the first quarter of fiscal 2011 decreased 4.9% as compared with the same period last year, from $71.7 million to $68.2 million. Feed ingredient prices for broilers processed in the first quarter of fiscal 2011, which represented 36% of the total cost of sales, decreased 8.5% as compared to the first quarter of fiscal 2010.

This quarter marked the successful completion of the company’s transition of its Pine Mountain Valley plant to a deboning facility which has provided Cagle’s with the opportunity to market products in the boneless institutional and further processing areas while we continue to exploit fast food and deli product markets at our Collinsville complex. This transition involved expenditures of approximately $5 million for fixed asset and working capital to support the new product lines and has increased pounds processed at Pine Mountain in excess of 20%.

Our shifting product mix and excellent margins on existing products have provided a good return for the company and it’s stakeholders for our first quarter of fiscal 2011. We expect protein markets to continue to be strong for the remainder of this summer supported by low cattle and hog inventories and limited expansion of poultry supplies.

Cagle’s, Inc.

/s/ J. Douglas Cagle
J. Douglas Cagle
Chairman, Chief Executive Officer and President

This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Forward-Looking Statements” in Item 7 of the Company’s 2010 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s third quarter ended January 2, 2010.

Cagle’s, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In Thousands, except net income per share)

	13 Weeks Ended
	July 3, 2010	June 27, 2009

Net Sales	$78,571	$78,015
Costs and Expenses:
Cost of Sales	68,215	71,708
Selling and Delivery	2,447	2,197
General and Administrative	2,098	1,665
Total Costs and Expenses	72,760	75,570

Operating Income	5,811	2,445

Other Income (Expense):
Interest Expense	(381)	(442)
Other Income (Expense), Net	4	2
Total Other Income (Expense), Net	(377)	(440)

Income Before Income Taxes	5,434	2,005

Income Tax Expense	1,956	722

Net Income	$3,478	$1,283

Weighted-Average Common Shares Outstanding	4,616	4,619
Net Income Per Common Share	$0.75	$0.28

Cagle’s, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	July 3, 2010	April 3, 2010
	(Unaudited)
ASSETS

Current Assets	$44,831	$44,011

Property, Plant, and Equipment (net)	35,985	34,869

Other Assets	6,768	8,739

TOTAL ASSETS	$87,584	$87,619

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Maturities of Long-term Debt	$2,738	$2,685
Accounts Payable	17,068	16,142
Other Current Liabilities	8,963	8,424
Total Current Liabilities	28,769	27,251

Long-Term Debt	20,002	25,033

Total Stockholders’ Equity	38,813	35,335

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$87,584	$87,619